Exhibit 99.1

CORPORATE OFFICE
1100 Cassatt Road, Berwyn, PA 19312

Contact: Kevin Coleman (610) 889-5247

AMETEK ANNOUNCES RECORD RESULTS

Berwyn, PA, January 26, 2012 – AMETEK, Inc. (NYSE: AME) today announced fourth quarter and full year results that established records for sales, operating income, operating margins and diluted earnings per share.

AMETEK’s fourth quarter 2011 sales of $762.8 million were up 13% over the same period of 2010. Operating income for the fourth quarter of 2011 was $167.4 million, a 24% increase from $135.5 million recorded in the same period of 2010. Operating margins improved 190 basis points to a record 21.9% in the fourth quarter of 2011. Net income in the fourth quarter of 2011 increased 25% to $101.9 million, from $81.2 million in last year’s fourth quarter. Diluted earnings per share increased 26% to $0.63 per diluted share, from the fourth quarter 2010 level of $0.50 per diluted share.

“AMETEK had a strong fourth quarter to complete another outstanding year in 2011. Sales were at a record level in the quarter, driven by solid core growth and the contributions from acquisitions completed during the past year. Operating margins expanded 190 basis points to a record 21.9%, resulting from our focus on Operational Excellence, coupled with the higher sales. We also generated record levels of operating income, net income, diluted earnings per share and operating cash flow in the quarter,” noted Frank S. Hermance, AMETEK Chairman and Chief Executive Officer.

“Cash flow was superb, with both the fourth quarter and the full year results representing records. Operating cash flow was $153 million for the quarter and $509 million for the year, up 19% and 20%, respectively, compared to the same periods in 2010,” continued Mr. Hermance.

For the full year, AMETEK achieved record levels of sales, operating income, operating margins, net income and diluted earnings per share. Full year sales were $3.0 billion, up 21% from 2010. Operating income in 2011 was $635.9 million compared with $482.2 million last year, up 32%. Operating margins for 2011 of 21.3% was a 180 basis point improvement over 2010. Net income for the full year 2011 was up $100.6 million to $384.5 million, a 35% increase from the $283.9 million earned in 2010. Diluted earnings per share were $2.37 for 2011, up 35% from the $1.76 earned in 2010.

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AMETEK ANNOUNCES RECORD RESULTS

Electronic Instruments Group (EIG)
For the 2011 fourth quarter, EIG sales increased 17% to $441.5 million. Operating income in the fourth quarter of 2011 increased 29% to $116.3 million, compared with $90.4 million in the fourth quarter of 2010. For the fourth quarter of 2011, operating margins were 26.3%, up 240 basis points from 23.9% in last year’s fourth quarter.

“EIG had a tremendous fourth quarter. Excellent core growth resulted from the continuing strength in our Aerospace, Process, Power and Industrial businesses. As expected, our oil and gas businesses showed continued strength. The recent Reichert Technologies and EM Test acquisitions also contributed to the revenue increase. Operating margins expanded sharply driven by higher revenue and our Operational Excellence initiatives,” said Mr. Hermance.

Electromechanical Group (EMG)
For the fourth quarter of 2011, EMG sales increased 7% to $321.3 million. Operating income in the fourth quarter of 2011 of $62.3 million was up 6%, compared with $58.9 million in the same period of 2010. Operating margins for the quarter were 19.4%, as compared to 19.6% in last year’s fourth quarter.

“EMG also performed well in the fourth quarter. Core growth in our differentiated businesses and the contributions from the acquisitions of Avicenna Technology and Coining drove the top line increase. Full year operating margins increased 130 basis points from 2010,” commented Mr. Hermance.

2012 Outlook
“We expect our businesses to continue to show solid growth in 2012, with our higher margin, longer cycle, oil and gas, power and aerospace businesses showing particular strength. Our strong portfolio of businesses, proven operational capabilities, continued investment in new product development and geographic expansion and a successful focus on strategic acquisitions should enable us to perform well in 2012,” noted Mr. Hermance.

“We anticipate 2012 revenue to be up low double digits on a percentage basis from 2011 reflecting mid single digit core growth and contributions from recent acquisitions including O’Brien Corporation which we announced earlier today. Earnings for 2012 are expected to be in the range of $2.65 to $2.70 per diluted share, up 12% to 14% over 2011, reflecting the leveraged impact of core growth, operational initiatives and the benefit from recent acquisitions,” added Mr. Hermance.

“First quarter 2012 sales are expected to be up mid teens on a percentage basis from last year’s first quarter. We estimate our earnings to be approximately $0.63 to $0.65 per diluted share, an increase of 13% to 16% over last year’s first quarter of $0.56,” concluded Mr. Hermance.

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AMETEK ANNOUNCES RECORD RESULTS

Conference Call
The Company will webcast its Fourth Quarter 2011 investor conference call on Thursday, January 26, 2012, beginning at 8:30 AM ET. The live audio webcast will be available at the Investors section of www.ametek.com and at www.streetevents.com. The call will also be archived at the Investors section of www.ametek.com.

Corporate Profile
AMETEK is a leading global manufacturer of electronic instruments and electro-mechanical devices with annual sales of $3.0 billion. AMETEK’s Corporate Growth Plan is based on Four Key Strategies: Operational Excellence, Strategic Acquisitions & Alliances, Global & Market Expansion and New Products. AMETEK’s objective is double-digit percentage growth in earnings per share over the business cycle and a superior return on total capital. The common stock of AMETEK is a component of the S&P MidCap 400 and the Russell 1000 Indices.

Forward-looking Information
Statements in this news release relating to future events, such as AMETEK’s expected business and financial performance are “forward-looking statements.” Forward-looking statements are subject to various factors and uncertainties that may cause actual results to differ significantly from expectations. These factors and uncertainties include our ability to consummate and successfully integrate future acquisitions; risks associated with international sales and operations; our ability to successfully develop new products, open new facilities or transfer product lines; the price and availability of raw materials; compliance with government regulations, including environmental regulations; changes in the competitive environment or the effects of competition in our markets; the ability to maintain adequate liquidity and financing sources; and general economic conditions affecting the industries we serve. A detailed discussion of these and other factors that may affect our future results is contained in AMETEK’s filings with the U.S. Securities and Exchange Commission, including its most recent reports on Form 10-K, 10-Q and 8-K. AMETEK disclaims any intention or obligation to update or revise any forward-looking statements.

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(Financial Information Follows)

AMETEK, Inc.
Consolidated Statement of Income
(In thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2011	2010	2011	2010
	(Unaudited)	(Unaudited)	(Unaudited)
Net sales	$762,751	$677,975	$2,989,914	$2,470,952

Operating expenses:
Cost of sales, excluding depreciation	489,753	446,594	1,955,779	1,646,892
Selling, general and administrative	92,125	83,221	349,321	296,482
Depreciation	13,493	12,636	48,873	45,420

Total operating expenses	595,371	542,451	2,353,973	1,988,794

Operating income	167,380	135,524	635,941	482,158
Other expenses:
Interest expense	(17,984)	(16,981)	(69,729)	(67,522)
Other, net	(2,417)	(3,529)	(9,570)	(8,386)

Income before income taxes	146,979	115,014	556,642	406,250
Provision for income taxes	45,072	33,775	172,178	122,318

Net income	$101,907	$81,239	$384,464	$283,932

Diluted earnings per share	$0.63	$0.50	$2.37	$1.76

Basic earnings per share	$0.64	$0.51	$2.40	$1.79

Weighted average common shares outstanding:
Diluted shares	161,516	161,455	162,108	160,884

Basic shares	159,963	159,150	160,255	159,056

Dividends per share	$0.06	$0.06	$0.24	$0.18

AMETEK, Inc.
Information by Business Segment
(In thousands)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2011	2010	2011	2010
	(Unaudited)	(Unaudited)	(Unaudited)
Net sales:
Electronic Instruments	$441,455	$377,839	$1,647,195	$1,324,113
Electromechanical	321,296	300,136	1,342,719	1,146,839

Consolidated net sales	$762,751	$677,975	$2,989,914	$2,470,952

Income:
Segment operating income:
Electronic Instruments	$116,318	$90,394	$420,197	$316,184
Electromechanical	62,265	58,922	262,710	210,397

Total segment operating income	178,583	149,316	682,907	526,581
Corporate administrative and other expenses	(11,203)	(13,792)	(46,966)	(44,423)

Consolidated operating income	$167,380	$135,524	$635,941	$482,158

AMETEK, Inc.
Condensed Consolidated Balance Sheet
(In thousands)

	December 31,	December 31,
	2011	2010
	(Unaudited)
ASSETS
Current assets:
Cash, cash equivalents and marketable securities	$174,955	$168,853
Receivables, net	438,381	399,913
Inventories	380,479	335,253
Other current assets	67,357	70,473

Total current assets	1,061,172	974,492

Property, plant and equipment, net	326,251	318,126
Goodwill	1,799,573	1,573,645
Other intangibles, investments and other assets	1,126,304	952,652

Total assets	$4,313,300	$3,818,915

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term borrowings and current portion of long-term debt	$140,508	$97,152
Accounts payable and accruals	491,906	453,707

Total current liabilities	632,414	550,859

Long-term debt	1,123,416	1,071,360
Deferred income taxes and other long-term liabilities	504,665	421,492
Stockholders’ equity	2,052,805	1,775,204

Total liabilities and stockholders’ equity	$4,313,300	$3,818,915